As filed with the Securities and Exchange Commission on November 3, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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NATIONWIDE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-1080880 (I.R.S. Employer Identification Number)

3231 S. Country Club Way, Suite 102

Tempe, Arizona 85282

(Address of principal executive offices, including zip code)

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NATIONWIDE FINANCIAL SOLUTIONS, INC.

2005 LONG-TERM EQUITY INCENTIVE PLAN

(Full title of the Plan)

_______________

Stephen G. Luke, Chief Executive Officer,

President and Chairman of the Board of Directors

3231 S. Country Club Way, Suite 102

Tempe, Arizona 85282

(480) 820-9766

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Annette E. Becker

Kristy T. Harlan

Preston Gates & Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, $0.0001 par value per share, under the Nationwide Financial Solutions, Inc. Long-Term Equity Incentive Plan	6,000,000	$3.55	$21,300,000	$2,507

(1)

Pursuant to Rule 416, there are also being registered an indeterminate number of additional shares to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low sales prices for the Registrant’s common stock as quoted on the OTC Bulletin Board on October 27, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan required by Item 1 and Item 2 of Form S-8 will be sent or given to the plan participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-KSB for the year ended June 30, 2005, filed with the Commission on October 12, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)

All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above.; and

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Registrant is authorized to issue 60,000,000 shares of common stock, $0.0001 par value per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions the Registrant has against the payment of dividends on common stock. In the event of the Registrant’s liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

The Registrant’s Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock having such rights as may be designated by the Board of Directors, without stockholder approval. The issuance of preferred stock could inhibit a change in the Registrant’s control by making it more difficult to acquire the majority of its voting stock. No preferred shares are currently outstanding.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation require the Registrant to indemnify all persons whom it may indemnify pursuant to Nevada law to the full extent permitted by Nevada law. The Registrant’s Articles of Incorporation provide that directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

•	acts or omissions by the director which involve intentional misconduct, fraud, or a knowing violation of law; or

•	declaration of an unlawful dividend

In addition, the Registrant’s bylaws require it to indemnify its officers and directors and other persons against expenses, judgments, fines, and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits, or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to in the Registrant’s best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the Registrant’s best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. The Registrant may advance or reimburse expenses incurred in a proceeding if the director or officer affirms in writing his good faith belief that he has met the standards of conduct for indemnification, or if a determination is made that indemnification would not be precluded based on the facts then known. Indemnification as provided in the Registrant’s bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Lionel Sawyer & Collins.

23.1	Consent of Lionel Sawyer & Collins (contained in Exhibit 5.1).

23.2	Consent of Farber & Hass LLP.

24.1	Powers of Attorney (included on the signature page to this registration statement).

99.1

Nationwide Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission October 11, 2005).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on the 3rd day of November, 2005.

Nationwide Financial Solutions, Inc.

By: /s/ STEPHEN G. LUKE

Stephen G. Luke
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen G. Luke and Darren R. Dierich, and each of them severally, as his or her true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of November, 2005.

Signature	Title
/s/ STEPHEN G. LUKE Stephen G. Luke	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)
/s/ DARREN R. DIERICH Darren R. Dierich	Chief Financial Officer (Principal Accounting Officer), Secretary and Director
/s/ ERNEST G. ALLDREDGE Ernest G. Alldredge	Director
/s/ MICHAEL A. JENKINS Michael A. Jenkins	Director

EXHIBIT INDEX

No.	Description

5.1	Opinion of Lionel Sawyer & Collins.

23.1	Consent of Lionel Sawyer & Collins (contained in Exhibit 5.1).

23.2	Consent of Farber & Hass LLP.

24.1	Powers of Attorney (included on the signature page to this registration statement).

99.1

Nationwide Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission October 11, 2005).